Exhibit 10.6(a)

Schedule of Employment Continuation Agreements of Named Executive Officers dated September 30, 2010.

Name	Termination Benefit
Laurence M. Downes, President and Chief Executive Officer	Three times the sum, of (x) his then annual base salary and (y) the average of his annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control.
Mariellen Dugan, Senior Vice President and General Counsel

Two times the sum, of (x) her then annual base salary and (y) the average of her annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control (“2x”).

Kathleen T. Ellis, Senior Vice President, Corporate Affairs	2x
Glenn C. Lockwood, Senior Vice President and Chief Financial Officer	2x
Stephen D. Westhoven, Senior Vice President, NJR Energy Services Company	2x